Exhibit 10.40

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Agreement”) is made and entered into as of the 14th day of September, 2010, by and between APF WO 8, LP, a Delaware limited partnership having an address c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167 (“Seller”) and SSTI Acquisitions, LLC, a Delaware limited liability company, having an address at 111 Corporate Drive, Suite 210, Ladera Ranch, California 92694 (“Purchaser”).

W I T N E S S E T H:

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) that certain parcel of land commonly known as 8900 Murray Ave., Gilroy, CA 95020, and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), (b) the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”), (c) all other easements and rights appurtenant to the Land, if any, including, without limitation, all air, water and mineral rights and all right, title and interest of Seller, if any, in any street, road or avenue, open or proposed, in front of or adjoining the Land (collectively, the “Appurtenant Rights”), (d) all right, title and interest of Seller in, to and under the Leases (as hereinafter defined) and, to the extent assignable, the Assigned Contracts (as hereinafter defined), (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other tangible personal property owned by Seller and attached or appurtenant to the Land and the Improvements (collectively, the “Personal Property”) and (f) to the extent assignable without consent or payment of any kind, all “yellow page” advertisements, transferable utility contracts, transferable telephone exchange numbers, including the telephone number 408-846-9772 and the telecopy number 408-847-6377, governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements (collectively, the “Intangible Property”; the Land, the Appurtenant Rights, the Improvements, the Leases, the Contracts, the Personal Property and the Intangible Property, collectively, the “Property”).

B. Purchaser acknowledges that except as otherwise provided in this Agreement, the Property is being sold on an “as is” “where is” and “with all faults” basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Six Million Five Hundred Sixty Thousand Dollars ($6,560,000).

3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

3.1 Deposit. Purchaser shall (a) within three (3) Business Days (as hereinafter defined) after the date this Agreement is executed and delivered by Seller and Purchaser, deposit with Chicago Title Insurance Company (“Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee, the sum of One Hundred Ninety Six Thousand Eight Hundred Dollars ($196,800) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Deposit”), which Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit O and hereby made a part hereof. If Purchaser shall fail to deposit the Deposit with Escrowee within three (3) Business Days after the date this Agreement shall be executed and delivered by Seller and Purchaser, at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect.

3.2 Assumption of Existing Mortgage Loan Contingency.

(a) Within five (5) days following execution of this Agreement, Seller shall provide Purchaser with copies of the documents and instruments listed on Exhibit Q attached hereto and made a part hereof executed or issued in connection with the that certain mortgage loan in the original principal amount of $3,750,000 (the “Existing Financing”) and encumbering the Property (collectively, the “Existing Financing Documents”).

(b) Provided Purchaser has not otherwise terminated this Agreement pursuant to Section 4.2.2 below, within five (5) Business Days after the expiration date of the Due Diligence Period (as defined below), Purchaser shall apply, in good faith, to LaSalle Bank National Association, a national banking association, as

Trustee for the Certificateholders of GE Capital Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2001-3 (the “Existing Lender”) for approval of the assignment by Seller, and assumption by Purchaser, of Seller’s interest in the Existing Financing, which assumption shall be on the same terms as are currently set forth in the Existing Financing Documents, including without limitation, interest rate, payment amounts and maturity date (the “Existing Financing Assumption”). Purchaser agrees that it shall (i) use commercially reasonable efforts to prosecute in all respects its request for approval of the Existing Financing Assumption (including, without limitation, promptly furnishing to Existing Lender all information and documents (financial and otherwise) which may be required or requested by Existing Lender provided such information or documents are in Purchaser’s possession or control and (ii) promptly provide Seller with copies of all material correspondence received or delivered in connection with the Existing Financing Assumption. Purchaser shall pay when due all of Existing Lender’s costs, expenses and charges in connection with the Existing Financing Assumption including, without limitation, all application fees, processing fees, assumption fees, attorneys’ fees (other than Seller’s attorney’s fees), consultants’ fees (other than Seller’s consultants’ fees) and title insurance fees (the “Existing Financing Assumption Costs”). Except with respect to a termination of this Agreement pursuant to Section 4.2.2 below, in all other instances where this Agreement is terminated and the Deposit is to be returned to Purchaser, such Deposit shall be returned to Purchaser less any portion of the Existing Financing Assumption Costs which Purchaser is obligated to pay pursuant to the foregoing which have not previously been paid to or deposited with Existing Lender by Purchaser or which have been paid for by Seller and not reimbursed; provided, however, that Seller shall provide Purchaser with ten (10) days prior written notice setting forth those Existing Financing Assumption Costs which Seller asserts are unpaid and intends to pay on Purchaser’s behalf, prior to Seller’s payment of same. Seller shall, in good faith, cooperate with Purchaser in connection with the Existing Financing Assumption including, without limitation, provided any and all reasonable documentation required by the Existing Lender provided that Seller shall have no obligation to incur any material expenses or liability in connection therewith.

(c) Subject to the terms of the last sentence of this Section 3.2(c), if written approval of the Existing Financing Assumption shall not have been received by Seller and Purchaser from Existing Lender prior to 5:00 P.M. (Eastern Time) on the date which is seventy five (75) days following the expiration date of the Due Diligence Period (the period of time commencing upon the date hereof and continuing through such time on such date being hereinafter referred as the “Financing Contingency Period”), then, either party shall have the right and option to terminate this Agreement by written notice to the other party given within two (2) Business Days following the expiration of the Financing Contingency Period, TIME BEING OF THE ESSENCE, and in the event of such termination, the Deposit shall be refunded to Purchaser, and Purchaser and Seller shall be relieved of all further liability and responsibility under this Agreement, except for any obligation expressly provided to survive such termination. Notwithstanding the foregoing, provided that Purchaser is not in breach of its obligations under this Agreement, Purchaser shall have one (1) option to extend the Financing Contingency Period for a period of up to thirty (30) days, such extension option to be exercised by delivering written notice thereof to Seller no later than the expiration of the Financing Contingency Period. If Existing Lender does not grant written approval of the Existing Financing Assumption prior to the expiration of the Financing Contingency Period, and neither party terminates this Agreement by written notice to the other party given as aforesaid, the sale of the Property shall be on an all-cash basis. Notwithstanding the foregoing, if Existing Lender shall disapprove the Existing Financing Assumption at any time prior to the expiration of the Financing Contingency Period, then either party shall have the right and option to terminate this Agreement by written notice to the other party given within two (2) Business Days following such disapproval, TIME BEING OF THE ESSENCE, and in the event of such termination, the Deposit shall, provided that Purchaser is not then in default of its obligations pursuant to this Agreement, be refunded to Purchaser, and Purchaser and Seller shall be relieved of all further liability and responsibility under this Agreement, except for any obligation expressly provided to survive such termination. If Existing Lender does not grant written approval of the Existing Financing Assumption prior to the expiration of the Financing Contingency Period, and neither party terminates this Agreement by written notice to the other party given as aforesaid, the sale of the Property shall be on an all-cash basis, and Purchaser shall have no further right to terminate this Agreement pursuant to the terms of this Section 3.2.

(d) Notwithstanding anything to the contrary contained herein, Seller’s obligations under this Agreement shall be contingent upon the Existing Lender’s release of Seller and any guarantor of Seller’s obligations from liability with respect to the Existing Financing accruing from and after the Closing Date and the return of all letters of credit held in connection with the Existing Financing, if any. Purchaser agrees at Closing (as hereinafter defined), as part of the Existing Financing Assumption, to (i) cause Strategic Storage Trust, Inc., a Maryland corporation, to execute a replacement guaranty agreement and environmental indemnity agreement in form substantially similar to the existing Payment Guaranty and Hazardous Materials Indemnity Agreement described on Exhibit Q attached hereto or a joinder agreement in form substantially similar to the existing Joinder By and Agreement of New Indemnitor described on Exhibit Q, relating to matters occurring from and after Closing, (ii) replace all letters of credit, security, escrows and deposits expressly set forth in the Existing Financing Documents that are held by Existing Lender at Closing in connection with the Existing Financing, and (c) deliver to Existing Lender all legal opinions reasonably required by the Existing Lender in connection with the Existing Financing Assumption.

3.3 Independent Consideration. A portion of the amount deposited by Purchaser pursuant to Section 3.1, in the amount of One Hundred Dollars ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing (as hereinafter defined) or earlier termination of this Agreement, the Independent Consideration shall be paid to Seller.

3.4 Closing Payment. The Purchase Price, as reduced by the application of the Deposit and by the unpaid principal balance of the Existing Financing on the Closing Date, and as adjusted by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds from Purchaser to Escrowee, which are then to be sent by wire transfer from Escrowee to an account or accounts designated in writing by Seller contemporaneously with the Closing on the Closing Date (as hereinafter defined) (the amount being paid under this Section 3.4 being herein called the “Closing Payment”).

4. Title Matters; Due Diligence Review; Conditions Precedent.

4.1 Title Matters.

4.1.1 Title to the Property.

(a) As a condition to the Closing Chicago Title Insurance Company (the “Title Company”) shall have committed to insure Purchaser as the fee owner of the Property in the amount of the Purchase Price by issuance of an ALTA owner’s title insurance policy (the “Owner’s Policy”) and in the standard form issued by the Title Company in the State of California, subject only to the Permitted Exceptions (as hereinafter defined).

(b) Seller shall order, at Purchaser’s sole cost and expense, within five (5) days following the date hereof, a commitment for an owner’s fee title insurance policy or policies with respect to the Property (the “Title Commitment”) from the Title Company, and shall cause the Title Commitment, together with those copies of all instruments giving rise to any defects or exceptions to title to the Property that Purchaser receives from the Title Company, and the Survey to be delivered to Purchaser and Purchaser’s attorneys concurrently with the delivery thereof to Seller or Seller’s attorneys. Purchaser shall have the right to order an update to Seller’s existing survey or a new survey of the Property (the “Updated Survey”). If any exceptions(s) to title to the Property should appear in the Title Commitment or the Updated Survey other than the Permitted Exceptions (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), subject to which Purchaser is unwilling to accept title, and Purchaser shall provide Seller with written notice (the “Title Objection Notice”) thereof within ten (10) days after receipt of both the Title Commitment and the Updated Survey, by Purchaser’s attorneys, Seller, in its sole and absolute discretion, may undertake to eliminate the same subject to the terms and conditions of this Section 4.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close this transaction, any Unpermitted Exception of which Purchaser does not notify Seller within such ten (10) day period unless (i) such Unpermitted Exception was first raised by the Title Company subsequent to the date of the Title Commitment, and (ii) Purchaser shall notify Seller of the same within five (5) Business Days after the Title Company shall notify Purchaser of such Unpermitted Exception (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unpermitted Exception as an objection to title or as a ground for Purchaser’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed sixty (60) days (such period of time being herein called the “Extension Period”) should Seller elect to cure any such title objection, provided that Seller shall notify Purchaser, in writing, within ten (10) days after receipt by Seller of the Title Objection Notice, whether or not it will endeavor to eliminate such Unpermitted Exceptions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so, or may have adjourned the Scheduled Closing Date for such purpose; provided, however, Seller shall cause the removal (by bonding or otherwise) of any monetary liens encumbering the Property (other than the Existing Financing) in an amount not to exceed Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate provided the removal of such monetary lien shall not be the responsibility of any tenant at the Property; provided further, however, that in the event Seller elects not to remove all monetary liens (other than the Existing Financing), then Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller within five (5) Business Days following receipt of notice from Seller of its election not to remove such monetary lien (in which event Escrowee shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, return the Deposit to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement).

(c) In the event that Seller is unable, or elects not, to eliminate all Unpermitted Exceptions in accordance with the provisions of this Section 4.1.1, or to arrange for title insurance, without special premium to Purchaser, insuring against enforcement of such Unpermitted Exceptions against, or collection of the same out of, the Property (which title insurance must be satisfactory to Purchaser in its reasonable discretion), and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 4.1.1(b)), Seller shall notify Purchaser that it elects not to remove the same, in which event Purchaser shall have the right, as its sole remedy for such election of Seller, by delivery of written notice to Seller within five (5) Business Days following receipt of notice from Seller of its election not to remove such Unpermitted Exceptions, to either (i) terminate this Agreement by written notice delivered to Seller (in which event Escrowee shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, return the Deposit to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement), or (ii) accept title to the Property subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(c) shall be conclusively deemed to be an election under clause (ii) above.

(d) If, on the Closing Date, there are any liens or encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right to use a portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.

4.1.2 Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(a) any state of facts shown on Seller’s existing survey, and any other state of facts that an Updated Survey may show, provided that such other facts do not (i) materially adversely affect Purchaser’s use of the Property for self-storage use, or (ii) show any encroachments from or onto the Property that are more than de minimis;

(b) the Existing Financing Documents and those matters specifically set forth on Exhibit B attached hereto and made a part hereof;

(c) all laws, ordinances, rules and regulations of the United States, the State of California, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;

(d) all presently existing and future liens of real estate taxes or assessments and water rates,

water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(e) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception;

(f) all utility easements of record which do not interfere with the present use of the Property; and

(g) the printed exceptions which appear in the standard form Owner’s Policy of the title insurance issued by the Title Company in the State of California.

4.2 Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), Purchaser shall have until 5:00 p.m. (Eastern time) on October 14, 2010, TIME BEING OF THE ESSENCE (the period of time commencing upon the date hereof and continuing through and including such time on such date being herein called the “Due Diligence Period”) within which to perform and complete all of Purchaser’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases and service contracts, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”), which Investigations shall at all times be subject to Purchaser’s compliance with the provisions of this Section 4.2. During the Due Diligence Period, Seller shall provide Purchaser with reasonable access to the Property upon reasonable advance notice and shall also make available to Purchaser, at the offices of Seller and/or the property manager of the Property, access to such leases, service contracts, and other contracts and agreements with respect to the Property in Seller’s possession as Purchaser shall reasonably request, all upon reasonable advance written notice; provided, however, in no event shall Seller be obligated to make available (1) any document or correspondence which would be subject to the attorney- client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments relating to the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally; or (6) any documents which Seller considers confidential or proprietary. Any entry upon the Property and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and expense of Purchaser, and shall not interfere with the activities on or about the Property of Seller, its tenants and their employees and invitees. Purchaser shall:

(a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that it existed in prior to such Investigations;

(b) fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;

(c) permit Seller to have a representative present during all Investigations undertaken hereunder;

(d) take all actions and implement all protections necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

(e) furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property promptly after Purchaser’s receipt of same;

(f) maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000 insuring Purchaser, Seller, J.P. Morgan Investment Management Inc., and JPMorgan Chase Bank, N.A.,

as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or Purchaser’s Representatives’ (as hereinafter defined) entry upon the Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Seller and with an insurance company acceptable to Seller, and deliver a copy of such insurance policy to Seller prior to the first entry on the Property;

(g) not permit the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

(h) indemnify Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) and hold harmless Seller and Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with (i) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations and/or (iv) any and all other activities undertaken by Purchaser or Purchaser’s Representatives with respect to the Property. The foregoing indemnity shall not include any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys’ fees and disbursements) that result solely from the mere discovery, by Purchaser or Purchaser’s Representatives, of pre-existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement.

Without limiting the foregoing, in no event shall Purchaser or Purchaser’s Representatives, without the prior written consent of Seller: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), and/or (y) contact any tenant of the Property.

The foregoing obligations shall survive the Closing or a termination of this Agreement.

4.2.1 Property Information and Confidentiality. All Information (as hereinafter defined) provided to Purchaser shall be subject to the following terms and conditions:

(a) Any information provided or to be provided with respect to the Property is solely for Purchaser’s convenience and was or will be obtained from a variety of sources. Except as otherwise provided in this Agreement, neither Seller nor any Seller Related Party has made any independent investigation or verification of such information and makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted. Neither Seller nor any Seller Related Party shall be liable for any mistakes, omissions, misrepresentations or any failure to investigate the Property nor shall Seller or any Seller Related Party be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, except as expressly set forth in this Agreement.

(b) Purchaser agrees that neither Purchaser nor Purchaser’s Representatives (as hereinafter defined) shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association the Information, or any other knowledge or information acquired by Purchaser or Purchaser’s Representatives from Seller, any Seller Related Party or by Purchaser’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by Purchaser or Purchaser’s Representatives. Without Seller’s prior written consent, Purchaser shall not disclose and Purchaser shall direct Purchaser’s Representatives not to disclose to any person, entity or association any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof, and shall not market or offer the Property for sale. Notwithstanding the foregoing, Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Seller) and (ii) as Purchaser deems necessary or desirable to Purchaser’s Representatives in connection with Purchaser’s Investigation and the transaction contemplated hereby, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof. Additionally, Purchaser shall be entitled to make such disclosures if permitted under the terms of Section 11.20(ii) below.

(c) Purchaser shall indemnify and hold harmless Seller and all Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with a breach by Purchaser or Purchaser’s Representatives of the provisions of this Section 4.2.1.

(d) Purchaser and Purchaser’s Representatives shall use reasonable care to maintain in good condition all of the Information furnished or made available to Purchaser and/or Purchaser’s Representatives in accordance with this Section 4.2. In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall promptly deliver to Seller all originals and copies of the Information in the possession of Purchaser and Purchaser’s Representatives.

(e) As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any Seller Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

(f) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.1.

(g) Notwithstanding any terms or conditions in this Agreement to the contrary, no conditions of confidentiality within the meaning of IRC §6111(d) or the Treasury Regulations promulgated under IRC Sec. 6011 are intended, and the parties hereto are expressly authorized to disclose every U.S. federal income tax aspect of any transaction covered by this Agreement with any and all persons, without limitation of any kind.

(h) The provisions of this Section 4.2.1 shall survive the Closing or a termination of this Agreement.

4.2.2 Termination Right. If, on or before the expiration of the Due Diligence Period, Purchaser shall determine that it no longer intends to acquire the Property for any reason or no reason, and in Purchaser’s sole discretion, then Purchaser shall promptly notify Seller of such determination in writing on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire (such notice being herein called the “Termination Notice”), whereupon the Deposit shall be promptly returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which Seller may provide to Escrowee, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement). In no event shall Purchaser be required to provide Seller with a basis for its termination of this Agreement. In the event that Purchaser shall fail to deliver the Termination Notice to Seller on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.2.2 and to have agreed that it intends to proceed with the acquisition of the Property without a reduction in, or an abatement of or credit against, the Purchase Price (and, thereafter, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 4.2.2).

4.3 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance, in all material respects, by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to the Closing Date, and the performance by Seller in all respects of all obligations required to be performed by Seller on the Closing Date under this Agreement, and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion.

4.4 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to (i) the performance and observance, in all material respects, by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date (provided that Purchaser shall have delivered the full amount of the Closing Payment), and (ii) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion.

4.5 Signage. On or prior to the Closing, Seller shall obscure all signage at the Property (interior and exterior) that contains the Metro Self Storage® trademark (the “Metro Signage”) and shall terminate at Seller’s sole cost and expense all agreements with Metro Self Storage®. Purchaser hereby agrees, at Purchaser’s sole cost and expense, to remove all Metro Signage (interior and exterior) from the Property within thirty (30) days from the date of the Closing. The provisions of this Section 4.5 shall survive the Closing.

4.6 Contracts. Prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing which Contracts (as hereinafter defined) Purchaser desires to terminate at Closing (any such Contract being referred to as a “Terminated Contract” and all other Contracts being referred to as the “Assigned Contracts”). Seller shall terminate, effective at Closing, all Terminated Contracts provided such contracts may be terminated at Closing in accordance with the terms of such Contracts without the payment of a penalty or termination fee or premium.

5. Closing. The closing (the “Closing”) of the sale and purchase contemplated herein shall occur at 10:00 a.m. on (i) if Purchaser is not assuming the Existing Financing, the Business Day that is thirty (30) calendar days from the earlier of (x) the date on which Existing Lender disapproves the Existing Financing Assumption, or (y) expiration of the Financing Contingency Period, or (ii) if Purchaser is assuming the Existing Financing, the Business Day that is thirty (30) calendar days after the Existing Financing Assumption has been approved by Existing Lender or such additional time as may be reasonably required by Existing Lender to complete the closing on the Existing Financing Assumption (the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE with respect to Purchaser’s and Seller’s obligation to close on such date, at the offices of Escrowee through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

5.1 Seller Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be the following items executed and acknowledged by Seller, as appropriate:

(a) a deed (the “Deed”) in the form attached hereto and made a part hereof as Exhibit F.

(b) an assignment and assumption of leases (the “Assignment and Assumption of Leases”), in the form attached hereto and made a part hereof as Exhibit G.

(c) a bill of sale (the “Bill of Sale”), in the form attached hereto and made a part hereof as Exhibit H.

(d) a certification of non-foreign status in the form attached hereto and made a part hereof as Exhibit I, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the transactions contemplated hereby.

(e) an assignment and assumption of the Assigned Contracts (the “Assignment and Assumption of Contracts”), in the form attached hereto and made a part hereof as Exhibit J.

(f) all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are in Seller’s possession.

(g) all keys to the Improvements, to the extent the same are in Seller’s possession.

(h) all Leases in effect on the Closing Date, to the extent the same are in Seller’s possession.

(i) all Assigned Contracts, to the extent the same are in Seller’s possession (all items in clauses (f) through (i) may be either delivered at Closing or left at the management office at the Property, to the extent not previously delivered to Purchaser).

(j) all applicable transfer tax forms, if any.

(k) such further instruments as may be required by the Title Company to record the Deed.

(l) notices to each of the tenants under the Leases (each, a “Tenant Notice”, and collectively, the “Tenant Notices”) in the form attached hereto and made a part hereof as Exhibit K, advising such tenants of the sale of the Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, either mail by certified mail return receipt requested or hand-deliver to each applicable tenant.

(m) evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

(n) if applicable, an assignment and assumption of existing financing documents (the “Assignment and Assumption of Existing Financing Documents”), in a form approved by the Existing Lender.

(o) a certified rent roll updated through 12:01 a.m. on the Closing Date and in the form of the rent roll attached hereto as Exhibit M.

5.2 Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items executed and acknowledged by Purchaser, as appropriate:

(a) payment of the Closing Payment to be made in accordance with Section 3 above.

(b) the Assignment and Assumption of Leases.

(c) the Assignment and Assumption of Contracts.

(d) all applicable transfer tax forms, if any.

(e) such further instruments as may be necessary to record the Deed.

(f) the Tenant Notices.

(g) evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered hereunder.

(h) the Assignment and Assumption of Existing Financing Documents.

5.3 Closing Costs. Seller shall pay (a) all state and county transfer taxes, including transfer taxes of the State of California and of the County of Santa Clara, payable in connection with the transaction contemplated herein, (b) 50% of city transfer taxes for the City of Gilroy, payable in connection with the transaction contemplated herein, (c) 50% of the costs of Escrowee, and (d) the standard/CLTA portion of the title insurance premium for the Owner’s Policy. Purchaser shall pay (a) the title insurance premium for the ALTA portion of the Owner’s Policy, (b) the cost of any title endorsements and affirmative insurance required by Purchaser, (c) the costs of the Updated Survey, (d) all recording charges payable in connection with the recording of the Deed, (e) 50% of the costs of Escrowee, (f) the amounts payable by Purchaser pursuant to Section 3.2 above, (g) 50% of city transfer taxes for the City of Gilroy, payable in connection with the transaction contemplated herein, and (h) all fees, costs or expenses in connection with Purchaser’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement or as otherwise provided in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

5.4 Prorations.

5.4.1 The following shall be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

(a) All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).

(b) Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Rent for the month of Closing actually collected by Seller shall be prorated between Purchaser and Seller with Purchaser receiving rent for the day of Closing. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all cash security or other deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any tenant security deposits which are held in the form of letters of credit. Rents which are “delinquent” (i.e., due but not paid) as of the Closing Date (the “Delinquent Rent”) shall not be prorated on the Closing Date. Purchaser shall deliver or provide a credit in an amount equal to seventy-five percent (75%) of the Delinquent Rent to Seller on the Closing Date, and all rights to receive such Delinquent Rent shall be assigned to Purchaser.

(c) If any tenant of the Property is obligated to pay percentage rent based upon the calendar year or lease year in which the Closing Date occurs (the “Percentage Rent Year”), Purchaser shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, remit to Seller that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant, and the Closing Date, and the total number of days in such Percentage Rent Year. If Seller has received payments of percentage rent based on any Percentage Rent Year in which the date of Closing occurs, in excess of Seller’s share as calculated as set forth above in this Section 5.4.1(c), it shall promptly pay such excess to Purchaser. If any tenant of the Property is obligated to reimburse Seller for additional rental type items which are billed to the tenants on an estimated basis, then Seller shall prepare a reconciliation of such amounts prior to the Closing Date and shall provide Purchaser with a credit for any amounts allocable to periods following the Closing Date.

(d) All operating expenses customarily apportioned between sellers and purchasers of real estate properties similar to the Property and located in the same geographic area as the Property.

(e) Charges and payments under the Assigned Contracts assigned to Purchaser pursuant to the Assignment and Assumption of Contracts.

(f) Any prepaid items, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.

(g) Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings, it being the intent of the parties that Seller shall use commercially reasonable efforts to cause meter readings to be completed such that all utility bills will be paid by Seller relating to periods up to the Closing Date by Seller as of the Closing Date.

(h) Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.

(i) Personal property taxes, if any, on the basis of the fiscal year for which assessed.

(j) Permitted administrative charges, if any, on those tenants’ security deposits transferred by Seller pursuant to the Assignment and Assumption of Leases.

(k) Taxes payable by Seller relating to operations of the Property, including, without limitation, business and occupancy taxes and sales taxes, if any.

(l) Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the same geographic area as the Property subject to Section 7.2.3(a) hereof.

(m) If Purchaser shall be assuming the Existing Financing, interest payable on the Existing Financing.

5.4.2

(a) If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that (i) with the exception of any item required to be apportioned pursuant to Section 5.4.1(a), (b) or (g), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th ) day after the Closing Date and (ii) with respect to the items required to be apportioned pursuant to Section 5.4.1(a), (b) or (g), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one (1) year anniversary of the Closing Date. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing.

(b) If Purchaser shall be assuming the Existing Financing, Purchaser shall be given a credit at the Closing for the then current principal balance of the Existing Financing and Seller shall be given a credit for the amount of all security, escrows and deposits held in connection with the Existing Financing (to the extent not replaced by Purchaser or released by Existing Lender). Seller agrees to provide Purchaser with a list of all such security, escrows and deposits currently held by Existing Lender, together with the approximate current balances thereof, within five (5) days following the date of this Agreement.

5.4.3 The provisions of this Section 5.4 shall survive the Closing.

6. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction, but shall promptly give notice thereof to Purchaser. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance collected by Seller or payable to Seller for such damage or destruction (unless Seller shall have repaired such damage or destruction prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which in accordance with the terms of this Agreement Seller may be entitled to receive from such damage or destruction, as applicable. In connection with any assignment of awards, proceeds or insurance hereunder, Seller shall credit Purchaser with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser); provided, however, if the amount of the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or the amount of condemnation award shall exceed the sum of One Hundred Fifty Thousand Dollars ($150,000), Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award. In any instance where this Agreement is terminated pursuant to this Section 6, the Deposit shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding.

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants of Seller.

7.1.1 Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that, as of the date of this Agreement:

(a) Leases. There are no leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force on the Closing Date other than the Leases. As used herein, “Leases” shall be deemed to mean, collectively, (i) the leases described on Exhibit M attached hereto and made a part hereof (the “Lease Exhibit” and/or the “Rent Roll”) and (ii) the leases entered into after the date of this Agreement in accordance with this Agreement. To the best of Seller’s knowledge, as of the date of this Agreement (x) the Leases are in full force and effect and have not been amended except as set forth in the Lease Exhibit, (y) the Lease Exhibit is true and correct in all material respects, and (z) there are no material defaults under the Leases except as set forth in the Lease Exhibit.

(b) Litigation. To the best of Seller’s knowledge, there is no pending or threatened (in writing) litigation, administrative hearings or proceedings or condemnation action against the Property or against Seller with respect to the Property as of the date of this Agreement and, except as otherwise disclosed to Purchaser, Seller has not received any written notices of any material building, fire, health or zoning code violations pertaining to the Property.

(c) No Insolvency. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding.

(d) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).

(e) Contracts. There are no service or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Contracts. As used in this Agreement, the “Contracts” shall be deemed to mean, collectively, (i) the contracts described on Exhibit N attached hereto and made a part hereof, and (ii) contracts entered into by Seller after the date of this Agreement which Seller is permitted to enter into in accordance with this Agreement.

(f) Lease Brokerage Agreements; Leasing Commission Agreements. As of the date hereof, Seller has not entered into any lease brokerage agreements or lease commission agreements other than as described on Exhibit P attached hereto and made a part hereof that shall be binding upon Purchaser following Closing.

(g) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are, and on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement.

(h) Personal Property. To the best of Seller’s knowledge, the Personal Property is owned by Seller and has not been assigned or conveyed to any other party (other than (i) as security for the Existing Financing and (ii) to Purchaser at Closing pursuant to the terms of this Agreement).

(i) Environmental Matters. To the best of Seller’s knowledge, as of the date of this Agreement, Seller has not received written notice from any governmental authority of any violation at the Property of laws relating to Hazardous Materials (as hereinafter defined) which violation occurred during Seller’s ownership of the Property and remains uncured in any material respect. For purposes of this Agreement, the term Hazardous Materials shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; and (c) any substance, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq., provided, however, that the term “Hazardous Material” shall not include (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, (y) mold or (z) materials which are stored or used in the ordinary course of operating the Property.

(j) Existing Financing Documents. To the best of Seller’s knowledge, as of the date of this Agreement (x) the Existing Financing Documents are in full force and effect and have not been amended except as set forth on Exhibit Q, (y) copies of the Existing Financing Documents delivered to Purchaser are true and correct in all material respects and (z) Seller has not defaulted in any of its material obligations under the Existing Financing Documents.

Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that on or prior to Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default and (ii) if any of the representations or warranties of Seller contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate and prior to the expiration of the Due Diligence Period Purchaser shall have had knowledge of the false or inaccurate representations or warranties, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate all false and inaccurate information and to make such representations and warranties true and accurate in all respects.

References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Michael J Duignan and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Michael J Duignan any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Michael J Duignan shall have no personal liability hereunder. The provisions of this Section 7.1.1 shall survive the Closing for a period of two hundred seventy (270) days.

7.1.2 GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” ,”WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED HEREIN). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.

7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

7.2.1 Seller shall maintain and operate the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and, subject to Section 6 above, further subject to destruction by casualty or other events beyond the control of Seller.

7.2.2 Subject to the terms set forth in this Section 7.2.2, Seller may cancel, modify, extend, renew or permit the expiration of contracts or enter into any new service contract without Purchaser’s consent. After the expiration of the Due Diligence Period, Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) or enter into any additional service contracts or other similar agreements without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser’s consent shall not be required if such contract is entered into in the ordinary course of business and cancelable upon not more than thirty (30) days notice without payment of any fee. Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.2 within five (5) days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto.

7.2.3

(a) Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant, (ii) the removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser and (iii) Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without an abatement in or credit against the Purchase Price.

7.2.4 Seller will use commercially reasonable efforts keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.

7.3 Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are, or on the Closing Date will be, binding upon Purchaser. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of it under this Agreement. The representations and warranties of Purchaser shall survive the Closing.

8. Release.

8.1 Intentionally Omitted.

8.2 RELEASE. EFFECTIVE AS OF THE CLOSING AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

AS PART OF THE PROVISIONS OF THIS PARAGRAPH, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS, INCLUDING WITHOUT LIMITATION SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

IN THIS CONNECTION AND TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH MIGHT IN ANY WAY BE INCLUDED IN THE WAIVERS AND MATTERS RELEASED AS SET FORTH IN THIS PARAGRAPH. THE PROVISIONS OF THIS PARAGRAPH ARE MATERIAL AND INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

PURCHASER’S INITIAL:	SELLER’S INITIAL: ]

8.3 Survival. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.

9. Remedies For Default and Disposition of the Deposit.

9.1 SELLER DEFAULTS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT, THEN PURCHASER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER, SELLER SHALL PAY TO PURCHASER AN AMOUNT EQUAL TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (AS HEREINAFTER DEFINED) AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT), PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH, OR (B) IF SELLER SHALL WILLFULLY FAIL TO TRANSFER THE PROPERTY PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SPECIFICALLY ENFORCE SELLER’S OBLIGATION TO TRANSFER THE PROPERTY (IT BEING ACKNOWLEDGED THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE APPLICABLE TO ANY OTHER COVENANT OR AGREEMENT OF SELLER CONTAINED HEREIN); PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN SIXTY (60) DAYS OF SELLER’S DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER’S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE. AS USED HEREIN, “PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES” SHALL MEAN AND REFER TO THIRD-PARTY OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY PURCHASER IN CONNECTION WITH THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT OR INCURRED IN CONNECTION WITH THIS TRANSACTION, INCLUDING ATTORNEYS’ FEES, LOAN APPLICATION FEES, EXISTING LENDER COSTS AND EXPENSES, AND OTHER EXPENSES INCURRED IN CONNECTION WITH PURCHASER’S INVESTIGATIONS UNDER THIS AGREEMENT PRIOR TO THE TERMINATION OF THIS AGREEMENT BY PURCHASER; PROVIDED, HOWEVER, (I) IN NO EVENT SHALL SELLER BE OBLIGATED UNDER THIS AGREEMENT TO REIMBURSE PURCHASER FOR

PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (IN THE AGGREGATE) IN EXCESS OF FIFTY THOUSAND DOLLARS ($50,000) AND (II) SELLER’S OBLIGATION HEREUNDER TO REIMBURSE PURCHASER FOR PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES SHALL RELATE ONLY TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES WITH RESPECT TO WHICH PURCHASER DELIVERS TO SELLER A THIRD-PARTY INVOICE (WITH REASONABLE SUPPORTING INFORMATION AND DOCUMENTATION AND EVIDENCE OF PAYMENT) WITHIN THIRTY (30) DAYS AFTER THE DATE ON WHICH PURCHASER GIVES SELLER WRITTEN NOTICE OF PURCHASER’S TERMINATION OF THIS AGREEMENT.

9.2 PURCHASER DEFAULTS. IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL NOT CLOSE ON ACCOUNT OF PURCHASER’S DEFAULT, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.

IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER. PURCHASER FURTHER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR PURCHASER’S RIGHT TO SPECIFICALLY ENFORCE THIS AGREEMENT PURSUANT TO SECTION 9.1, IT HEREBY WAIVES ANY RIGHT PURCHASER MAY HAVE TO SEEK DECLARATORY AND/OR INJUNCTIVE RELIEF AND/OR EQUITABLE RELIEF, OR TO RECORD A NOTICE OF THIS AGREEMENT OR ANY RIGHTS PURCHASER MAY HAVE HEREUNDER, OR TO RECORD OR FILE A NOTICE OF PENDENCY OF ANY ACTION OR PROCEEDINGS TO ENFORCE THIS AGREEMENT.

Seller:	Purchaser:

Initial here:	Initial here: ]

9.3 Disposition of Deposit. In the event the transaction contemplated by this Agreement shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

10. INTENTIONALLY OMITTED

11. Miscellaneous.

11.1 Brokers.

11.1.1 Except as provided in Section 11.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser.

11.1.2 If and only if the sale contemplated hereunder closes, Seller has agreed to pay a brokerage commission to HOLLIDAY FENOGLIO FOWLER, L.P. (“Broker”) pursuant to a separate written agreement between Seller and Broker. Section 11.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

11.2 Limitation of Liability.

11.2.1 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed One Hundred Ninety Six Thousand Eight Hundred Dollars ($196,800) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed Ten Thousand Dollars ($10,000) (the “Liability Floor”). If Seller’s aggregate liability to Purchaser shall exceed the Liability Floor, Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling.

11.2.2 No shareholder or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of ) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

11.4 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of California are not required or authorized to be closed for business.

11.5 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

11.7 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding the foregoing, Purchaser shall have the right at the Closing, without Seller’s prior written consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to (i) an affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership, L.P., a Delaware limited partnership and/or Strategic Storage Trust, Inc., a Maryland corporation, has a direct or indirect ownership interest, or (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor (including a single purpose entity formed in accordance with the requirements of the Existing Financing to acquire the Property at Closing) (each, a “Permitted Assignee”), provided that, in the event of such an assignment, (w) the Permitted Assignee shall assume in writing all of Purchaser’s obligations hereunder pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller’s reasonable judgment, (x) Seller shall receive an original of such assignment and assumption agreement signed by Purchaser and the Permitted Assignee, (y) Purchaser shall remain liable jointly and severally with Permitted Assignee for all obligations and indemnifications hereunder notwithstanding such assignment, and (z) such assignment shall not require the consent of any third party or delay the consummation of the transactions contemplated by this Agreement.

11.8 Notices. All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other shall be (a) delivered in person or by facsimile transmission, with receipt thereof confirmed by printed facsimile acknowledgment (with a confirmation copy delivered in person or by overnight delivery contemporaneously therewith), (b) by overnight delivery with any reputable overnight courier service, or (c) by deposit in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and shall be effective upon receipt (whether refused or accepted) and, in each case, addressed as follows:

To Seller:

APF WO 8, LP c/o J.P. Morgan Investment Management Inc. 245 Park Avenue New York, New York 10167
Attention:	Michael Duignan
Facsimile:	(212) 648-2122
Telephone:	(212) 648-2262

With a Copy To:

APF WO 8, LP c/o J.P. Morgan Investment Management Inc. P.O. Box 5005 New York, New York 10163-5005

With a Copy To:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982

Attention:	Brian Diamond, Esq.
Facsimile:	(212) 806-6006
Telephone:	(212) 806-5569

To Purchaser:

SSTI Acquisitions, LLC 111 Corporate Drive, Suite 120 Ladera Ranch, CA 92694 Attn: H. Michael Schwartz Facsimile: (949) 429-6606 Telephone: (949) 429-6600

with copies to:

SSTI Acquisitions, LLC
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Facsimile: (214) 217-9790; and

Mastrogiovanni Schorsch & Mersky, P.C. 2001 Bryan Street, Suite 1250 Dallas, Texas 75201 Attn: Charles Mersky, Esq. Facsimile: (214) 922-8801 Telephone: (214) 922-8800

To Escrowee:

Chicago Title Insurance Company 711 Third Avenue, 5th Floor New York, NY 10017-4014 Attention: Vincent R. DeFina Esq. Facsimile: (212) 880-9619 Telephone: (212) 880-1271

11.9 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

11.10 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs. In addition, if either Purchaser or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

11.12 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Seller shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property.

11.13 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

11.14 Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

11.15 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

11.16 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

11.17 Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

11.18 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

11.19 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

(b) Seller and Purchaser each hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

(d) The addresses for Seller and Purchaser are as set forth in Section 11.8 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

11.20 Press Releases. Any press release or other public disclosure regarding this Agreement or the transaction contemplated hereby shall not be made without Seller’s prior written consent; provided, however, that Seller’s consent shall not be required with respect to (i) any press releases that do not include (x) Seller’s name, (y) reference to J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, N.A. or any of their affiliates, or (z) the Purchase Price, and (ii) any public disclosures relating to this Agreement that Purchaser deems necessary in order for Purchaser or any affiliate of Purchaser to comply with applicable securities laws, reporting requirements and similar matters.

11.21 California Required Natural Hazard Disclosure. Seller has commissioned the Title Company to prepare the natural hazard disclosure statement in the form required by California Civil Code Section 1103, which disclosure is attached hereto as Exhibit “L”. Purchaser acknowledges that this transaction is not subject to that Civil Code Section, but that nevertheless the form promulgated therein serves to satisfy other statutory disclosure requirements of the Government Code and Public Resources Code. Seller does not warrant or represent either the accuracy or completeness of the information on that Exhibit, and Purchaser shall use same merely as a guideline in its overall investigation of the Property.

11.22 Related Contracts.

11.22.1 On this date, (i) Purchaser and Seller’s affiliate, APF WO 6, LP (“APF 6 Seller”) have entered that certain Agreement of Purchase and Sale (the “San Lorenzo Contract”) pursuant to which APF 6 Seller has agreed to sell, and Purchaser has agreed to purchase, the ground lease interest in the property known by the address 2300 Grant Avenue, San Lorenzo, California (the “San Lorenzo Property”), (ii) Purchaser and Seller’s affiliate, APF WO 7, LP (“APF 7 Seller”) have entered that certain Agreement of Purchase and Sale (the “Vallejo Contract”) pursuant to which APF 7 Seller has agreed to sell, and Purchaser has agreed to purchase, the property known by the addresses 3480 Tennessee Street, Vallejo, California (the “Vallejo Property”), and (iii) Purchaser and Seller’s affiliate, APF WO 5, LP (“APF 5 Seller”; APF 6 Seller, APF 7 Seller, and APF 5 Seller are each referred to herein as a “Related Seller”) have entered that certain Agreement of Purchase and Sale (the “Morgan Hill Contract”; the San Lorenzo Contract, the Vallejo Contract and the Morgan Hill Contract are each referred to herein as a “Related Contract”) pursuant to which APF 5 Seller has agreed to sell, and Purchaser has agreed to purchase, the property known by the addresses 222 San Pedro Avenue, Morgan Hill, California (the “Morgan Hill Property”).

11.22.2 Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that (i) a default under the provisions of any of the terms and conditions of a Related Contract by Purchaser shall constitute a default by Purchaser under this Agreement entitling Seller to all remedies set forth in Section 9.2 hereof, and (ii) in the event that Purchaser shall deliver notice of termination of a Related Contract pursuant to Section 4.2.2 of a Related Contract, then Seller shall have the right and option to terminate this Agreement by written notice to Seller given within five (5) Business Days following such termination of a Related Contract, in which case the Deposit shall, provided that Purchaser is not then in default of its obligations pursuant to this Agreement, be refunded to Purchaser, and Purchaser and Seller shall be relieved of all further liability and responsibility under this Agreement, except for any obligation expressly provided to survive such termination.

11.23 Rule 3-14 Audit. Seller acknowledges that under Rule 3-14 of Regulation S-X, Purchaser is required to obtain certain information in connection with reports Purchaser is required to file with the Securities and Exchange Commission. Accordingly, Seller agrees to, at any time after Closing and continuing for a period of one (1) year after Closing, at Purchaser’s sole cost and expense, (a) allow Purchaser and Purchaser’s representatives to perform an audit of Seller’s operations at the Property to the extent required under Rule 3-14 of Regulation S-X (hereinafter a “Rule 3-14 Audit”), (b) make available to Purchaser and Purchaser’s representatives for inspection and audit at Seller’s office all of Seller’s books and records reasonably requested by Purchaser relating to Seller’s operations on the Property, including, but not limited to, income, expense, occupancy, and other financial and occupancy information relating to the Property, and (c) to use reasonable efforts to cause Seller’s employees and accountants to cooperate, at Purchaser’s expense, with Purchaser and Purchaser’s representatives in the performance of the Rule 3-14 Audit. In connection with the foregoing, Purchaser shall give Seller at least five (5) Business Days’ prior notice of Purchaser’s plans to inspect and audit such books and records.

11.24 Tax Reduction Proceedings. If Seller has heretofore filed applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations for any prior tax years, Purchaser acknowledges and agrees that Seller shall have sole control of such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Purchaser hereby consents to such actions as Seller may take therein. Any refund or the savings or refund for any year or years prior to the tax year in which the Closing herein occurs shall belong solely to Seller. Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Seller and Purchaser after deduction of attorneys’ fees and other expenses related to the proceeding and all sums payable to tenants under the Leases. Purchaser and Seller agree that all sums payable to tenants under the Leases on account of such tax savings or refund shall be promptly paid to such tenants following receipt of such tax savings or refund. Purchaser shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings.

11.25 Survival. The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

APF WO 8, LP, a Delaware limited partnership

By: APF WO Manager 8, Inc., a Delaware corporation, its
general partner

By:	/s/ Michael J. Duignan
Name: Michael J. Duignan
Title: Vice President

PURCHASER:

SSTI Acquisitions, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: President

WITH RESPECT TO SECTION 11.19 ONLY:

Chicago Title Insurance Company

By:	/s/ Lisa Zichinella
Name: Lisa Zichinella
Title: National Underwriter